[JACKSON NATIONAL LIFE INSURANCE COMPANY LETTERHEAD]


April 2, 2009

Board of Directors
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951

RE:      Jackson National Life Insurance Company
         Jackson National Separate Account IV (Ultimate Investor/Advisor VUL) File Nos. 333-118131 and 811-09933

Board Members:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 8 to a Registration Statement on Form N-6 for the Flexible Premium Variable Universal Life Policies (the "Policies") to be issued by Jackson National Life Insurance Company and its separate account, Jackson National Separate Account IV.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Michigan.

     2. The Separate Account is a separate account of the Company validly existing pursuant to the Michigan Statutes and the regulations issued thereunder, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Policy, credited to or charged against the Separate Account without regard to other income, gains or losses of the Company.

     3. Assets allocated to the Separate Account will be owned by the Company. The Company is not a trustee with respect thereto. The Policy provides that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business the Company may conduct. The Company reserves the right to transfer assets of the Separate Account in excess of such reserves and other Policy liabilities to its General Account.

     4. The Policies (including any units duly credited thereunder) have been duly authorized by the Company and, when issued and sold as described above in jurisdictions that have approved the policy form for sale in accordance with the insurance law of that jurisdiction, each of the Policies (including any such units), will constitute validly issued and binding obligations of the Company in accordance with its terms.

You may use this opinion letter, or a copy thereof, as an exhibit to Post-Effective Amendment No. 8 to the Registration Statement.

Respectively,

ANTHONY L. DOWLING

Anthony L. Dowling
Associate General Counsel